Exhibit 99.1

FBR & CO.

July 16, 2015

9:00 a.m. ET

TRANSCRIPT Q2 2015

Operator

Good day, ladies and gentlemen, and welcome to the FBR & Company second quarter 2015 earnings conference call.

(Operator Instructions)

As a reminder today’s conference may be recorded. I would like to introduce your host for today’s conference Ms. Shannon Hawkins, Senior Vice President. Ma’am, please go ahead.

Shannon Hawkins - FBR & Co. – SVP, Corporate Communications

Thank you and good morning. Before we begin this morning’s call, I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecast, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and certainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the demand for securities offerings, activity in secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR’s annual report on Form 10-K, quarterly reports on Form 10-Q and in current reports on Form 8-K.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix - FBR & Co. – Chairman and CEO

Thanks Shannon. Thank you to everyone for joining us this morning. Last night FBR reported net earnings of $2.9 million, or $0.32 per diluted share for the second quarter of 2015, which compares to $7 million, or $0.58 per diluted share in the second quarter of 2014, and a loss of $2.5 million, or $0.29 per share last quarter.

Pretax operating income for the quarter was $4.4 million, compared to $9 million in the second quarter of 2014 and to an operating loss of $3.8 million in the first quarter of this year.

Net revenue for the second quarter of 2015 totaled $44.3 million compared to $57.1 million in the second quarter of last year and $27.1 million in the prior quarter.

The Company’s operating margin was 10 percent for the quarter, compared to 16 percent in the second quarter of 2014. This quarter’s operating margin was about 3.5 percent lower than what we would normally expect for this level of revenue.

This reduction reflects higher- than-normal investment banking deal expenses which can occur in slow capital markets environments as deals fail to launch or get withdrawn during the marketing phase. Over the course of the year, we expect that deal expenses will trend back towards 10 percent of banking revenue from the 15 percent experienced this quarter, which is more in line with our long-term average.

Investment banking revenue was $29.7 million in this quarter, compared to $35.8 million in the second quarter of 2014 and $12.7 million in the first quarter of 2015. This quarter we executed 13 transactions, including one sole-managed private placement and one sole bookrun follow-on transaction.

The comparison of first half banking revenue to last year is challenged primarily due to the fact that the majority of the large private transactions completed in 2014 occurred in the first half of last year. Importantly, our third quarter was off to a good start as we priced a bookrun public transaction last week and we currently have another sole-managed private on the road.

Institutional brokerage revenue was $14.2 million in the second quarter, compared to $14.6 million in the second quarter of 2014 and $13.7 million in the first quarter of 2015. The downward trend in equity market volumes persists and we have no reason to expect this trend won’t continue. In this environment, we intend to continue delivering value to our clients through high-quality research and execution services and to focus intensely on maximizing the productivity of these teams.

With respect to expenses, we’re pleased with the additional progress in reducing our non-comp fixed expenses, which were $9.6 million in the second quarter, down from $10.9 million and $10.1 million in the second quarter of 2014 and the first quarter of 2015, respectively. The year-over-year decline of $1.3 million reflects continued day-to-day focus on finding ways to work more efficiently, including cost reductions in market data, communications and professional services.

As we discussed on the last call, we expected our compensation-to-net revenue ratio to trend back toward prior-year levels. In the second quarter, our comp ratio was 55 percent and our year-to-date number now stands at 59 percent, down from the elevated level in the first quarter. We expect to continue to trend back towards the 55 percent to 57 percent range over the course of the year.

As those who follow us closely are aware, in the second quarter our Board of Directors declared the Company’s first-ever cash dividend of $0.20 per share. We believe the initiation of this dividend will be an important component of our overall capital allocation strategy. Additionally, in the second quarter of 2015 we repurchased 135,000 shares at a total cost of $2.9 million and year to date we have repurchased 1.1 million shares at a total cost of $26.6 million. All of these purchases were completed at a significant discount to our current tangible book value of $28.52 per share and we continue to have a buyback authorization of 615,000 shares.

Even after our aggressive buyback activity in the last four or five years, we remain well capitalized with a highly liquid balance sheet, which provides a solid foundation from which to attract both clients and employees. Shareholders’ equity was $235 million as of June 30, 2015, unchanged from March 31, 2015.

Looking forward, several of the industry sectors where we have our most significant investment of resources continue to be slow from an equity capital markets perspective. Fortunately, our Energy practice has become more active and is well represented in our current pipeline and we’re seeing the continued development of opportunities in our newer Healthcare practice. Additionally, while slower than we would like, we do expect to see reasonable activity across Financial Services, Real Estate and Industrials in the second half.

I’m pleased with the start to our third quarter and we’re cautiously optimistic that our recent momentum will generate a better second half of the year. Overall we believe we’re well positioned to produce stronger and more consistent results due to our continued focus on expenses, our significant return of capital program, and most importantly our truly exceptional team of professionals whom I want to thank for their continued efforts on behalf of our firm.

Thank you for joining us this morning. Operator, we’ll now take questions.

Operator

(Operator Instructions)

Joe Janssen, Barrington Capital.

Joe Janssen - Barrington Research Associates, Inc. - Analyst

In your prepared remarks you talked about pricing one 144A last week and then you currently have another one on the road right now. Can you give me a sense, just to help me model out the quarter, the relative size of the one that priced, as well as the one that’s on the road now?

Rick Hendrix

Sure. So I think what we said was that we priced a public deal last week, not a 144A. And the deal we have on the road now is $160 million to $180 million in size.

Joe Janssen

And that’s a 144A, the ones on the road now?

Rick Hendrix

It is, yes.

Joe Janssen

Okay. Staying with banking, I have a bigger picture question. We see now, for the last two or three quarters, relatively light versus what you’ve done in the prior period. But based on your comments, it sounds like Energy is becoming a bigger portion of the overall portfolio, but you expect Financial and Real Estate to add meaningful there in the second half. Can give some quantitative perspective in terms of existing pipelines and what the potential revenue opportunity is?

Rick Hendrix

Well it’s difficult, Joe. I mean we don’t put a number on the pipeline, as you know. But, what I would tell you is that, as we indicated in the script, our Energy practice is definitely more well represented in that pipeline than it’s been over the last two or three years. And we feel good about the opportunities that we have there.

I do think we’re going to see more activity in Financial Services and Real Estate than we did in the first half, although we expect that those sectors are still going to be slower than what I would consider to be normal. And I think the fact that Energy is picking up, and we expect to be active there, is an example of why we want to be balanced across industry groups and have exposure to more than just one or two industries at a time.

Joe Janssen

Okay. You said slower at the prior periods, are you just talking about the sheer number of deals? Or has the actual volume or the notional balance been a little lighter, or is it a combination of the both?

Rick Hendrix

I’m talking broadly about initial equity activity in those industry groups. And that certainly has an influence on the activity level we have in both 144As and IPOs. So if you look at the first half of 2015, Financial Services and Real Estate have been slower than they’ve been in the prior two, three, four years. And we expect that to continue at some level. Having said that, we still think we’re going to get work done in those groups and more work than we did in the first half.

Joe Janssen

Okay. And then let me go to the brokerage side of the business. At $14.3 million in the quarter, I think that was inclusive of the lending business, how much did the lending business contribute in the quarter?

Brad Wright - FBR & Co. - CFO

That was about $1.8 million net revenue.

Joe Janssen

I think at the time when you acquired that business, it was an $8 million to $10 million business. Maybe just quickly comment how that’s - I mean $1.8 million, so that’s roughly $8 million a year - so I’m assuming that’s performing relative to your expectations when you acquired the business?

Rick Hendrix

Yes, it was running at about $5.5 million to $6 million when we brought it over. And I think our expectation is that we could get it to $8 million to $10 million. And as you point out we’re pretty close to the lower end of that range right now and expect to be there by the end of the year.

Joe Janssen

One last question on the capital allocation side, you announced the dividend and you bought back stock in the quarter, albeit kind of at a slower pace than you’ve historically done. I’m curious how I should think about this going forward, given your share count, the liquidity concerns around that, and the announcement of a dividend.

Should we expect, and I acknowledge that you guys have been very aggressive, very shareholder friendly; you’ve bought back half the stock over a four- to five-year period. Should we expect the pace of repurchases to slow going forward? Or the way you look at it relative to the book value or tangible book value, where your stock price is now given that gap has widened a bit, I’m just curious your thoughts on how you balance that?

Rick Hendrix

Well I mean you’ve touched on a bunch of different considerations that go into that. What I would tell you is that we’ve repurchased 1.1 million shares year to date. And as we said in the script, that’s over about $26 million. That’s a slower pace than – well, I take that back - that’s on pace with what we’ve done over the last couple of years. If you annualize that, that would be $53 million.

I don’t expect to spend $53 million on buybacks in 2015, but the stock is significantly below book and we think it’s attractive here. So, we’re going to be returning capital through a combination of buybacks and dividends as well. And when we look out over a longer period, I’ll call it 18-months, we expect to have fewer shares outstanding than we do today.

I don’t want to telegraph to people that we’re going to be spending $50 million to $60 million a year on buybacks as we did the last few years, but we’re not trying to replace buybacks with the dividends. We’re going to use both mechanisms to return capital.

Joe Janssen

Okay, great. Good quarter guys, and thank you again.

Operator

(Operator Instructions)

I’m showing no further questions at this time and I would like to turn the conference back to Mr. Hendrix for any closing remarks.

Rick Hendrix

I want to thank everybody for joining us and we look forward to talking to everyone following the third-quarter results. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a great day.